EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS'
                        --------------------------------


The Board of Directors
AMCORE Financial, Inc.


We consent to incorporation by reference in the Registration Statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated June 7, 1999, relating to the statement of net assets available for plan benefits of the AMCORE Financial Security Plan as of December 31, 1998, and the related statement of changes in net assets available for plan benefits for the year then ended, the schedule of assets held for investment purposes as of December 31, 1998 and the schedule of reportable transactions for the year the ended, which report appears in the December 31, 1998 annual report on Form 11-K of AMCORE Financial, Inc.





Chicago, Illinois
June 28, 1999